HYPOTHETICAL ILLUSTRATION

ASSUMPTIONS

Specified Amount                   SpecAmt
Gross Rate                         GrossRate
M&E                                M&E
Fund Expenses                      FundExp
Net Rate                           = (GrossRate - M&E - FundExp) = NetRate
DB  corridor =                     monthly death benefit - monthly cash value

DEATH BENEFIT

   NOTE THAT THE DEATH BENEFIT CALCULATION DOES NOT CONSIDER THE PREFERRED SETTLEMENT VALUE OR THE DB CORRIDOR

IF DEATH BENEFIT IS AN OPTION 1 (LEVEL) DEATH BENEFIT THEN:-

Policy DB @ End of Year x-1     =       SpecAmt

Policy DB @ End of Year x       =       SpecAmt

IF DEATH BENEFIT IS AN OPTION 2 (INCREASING) DEATH BENEFIT THEN:-

Policy DB @ End of Year x-1     =       SpecAmt + Policy AV @ End of Year x-1

Policy DB @ End of Year x       =       SpecAmt + Policy AV @ End of Year x

ACCOUNT  VALUE

Roll forward of Account Value (AV) from Policy Year x-1 to Policy Year x=

                   Policy AV @ EOY x-1

       VARIABLE    DESCRIPTION                          CHARGE TYPE                       ANNUAL CALCULATION
   +   Premium     Premium, payable annually in
                   1st policy month of year x               -                            =  Annual Premium
   -   PremCharge  Premium charge payable annually
                   in 1st policy month of year x        annual % of premium              = (Premium Charge%)*Annual Premium
   -   NLG         No Lapse Guarantee Benefit charge
                   payable each policy month of year x  monthly % per 1000 of SpecAmt    =  12*(Monthly NLG%)*SpecAmt/1000
   -   ABR         LifeFund Benefit charge payable
                   each policy month of year x          annual rate per 1000 of SpecAmt  =  (Annual LifeFund Rider Charge)
                                                                                               * SpecAmt / 1000
   -   AdminCharge Administrative charge, payable
                   each policy month of year x          monthly $ charge                 =  12 * (Monthly Admin Charge)
   -   COI         Cost of insurance (COI) charges          -                            =  Sum of 12 Months of COI Charges
   +   NetRate     Hypothetical net rate of return          -                            =  Sum of 12 Months of interest on AV
                                                                                                (using NetRate)


Policy AV @ End of Year x   =   Policy AV @ EOY (x-1) + Premium - PremCharge - NLG - ABR -
                                       AdminCharge - COI + Int

To illustrate the return earned on policy account value calculation, the return corresponding to the 1st policy month of year x is calculated as:

Policy NetRate @ End of Month 1 = (PreRate Policy AV @ EOY (x-1)) * ((1+NetRate)^(1/12)-1)

             where PreRate Policy AV @ EOY (x-1) =
                           Policy AV @ EOY  x-1
            +              Premium
            -              PremCharge
            -              (Monthly NLG % * SpecAmt/1000)
            -              (ABR/12) * SpecAmt
            -              Monthly AdminCharge
            -              1st month COI

CASH VALUE

Policy CSV @ End of Year x-1  =   max(0, Policy AV @ End of Year (x-1) -
                                  Surrender Charge @ End of Year (x-1))

Policy CSV @ End of Year x    =   max(0, Policy AV @ End of Year x - Surrender
                                  Charge @ End of Year x)